The information in this preliminary prospectus supplement is not complete and may be changed. This preliminary prospectus supplement is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Filed Pursuant to Rule 424(b)(2)
Registration Statement No. 333-130074

Subject to completion. Dated September 28, 2006.

Prospectus Supplement to Prospectus dated December 1, 2005.

£

The Goldman Sachs Group, Inc.

     % Subordinated Notes due 2021

The Goldman Sachs Group, Inc. will pay interest on the subordinated notes on           of each year. The first payment will be made on          , 2007. Goldman Sachs may redeem some or all of the subordinated notes at any time at the redemption price described in this prospectus supplement. In addition, if Goldman Sachs becomes obligated to pay additional amounts to non-U.S. investors due to changes in U.S. withholding tax requirements, Goldman Sachs may redeem the subordinated notes before their stated maturity at a price equal to 100% of the principal amount redeemed plus accrued interest to the redemption date. The subordinated notes are unsecured and rank junior in right of payment to our senior indebtedness. Holders of the subordinated notes may accelerate the maturity of the subordinated notes only upon our bankruptcy, insolvency or reorganization, and not as a result of our failure to pay interest or principal when due or upon the occurrence of another event of default.

Application is being made to list the subordinated notes on the Luxembourg Stock Exchange and to admit them to the Regulated Market of the Luxembourg Stock Exchange, which is a regulated market within the meaning of Directive 93/22/EEC. However, Goldman Sachs is under no obligation to maintain the listing if the application is granted. See “Underwriting” on page S-12 for additional information.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

Repayment of the subordinated notes is not protected by any Federal agency or by the Securities Investor Protection Corporation.

	Per Subordinated Note		Total

Initial public offering price		%	£
Underwriting discount		%	£
Proceeds, before expenses, to Goldman Sachs		%	£

The initial public offering price set forth above does not include accrued interest, if any. Interest on the subordinated notes will accrue from          , 2006 and must be paid by the purchaser if the subordinated notes are delivered after          , 2006.

The underwriters expect to deliver the subordinated notes in book-entry form only through the facilities of Euroclear and Clearstream, Luxembourg against payment in immediately available funds in pounds sterling on          , 2006.

The underwriters intend to offer the subordinated notes for sale primarily in Europe. Goldman Sachs International, acting through Goldman, Sachs & Co., as its U.S. selling agent, may also offer the subordinated notes in the United States.

Goldman Sachs may use this prospectus supplement and the accompanying prospectus in the initial sale of the subordinated notes. In addition, Goldman, Sachs & Co. or any other affiliate of Goldman Sachs may use this prospectus supplement and the accompanying prospectus in a market-making transaction in the notes after their initial sale and, unless they inform the purchaser otherwise in the confirmation of sale, this prospectus supplement and the accompanying prospectus are being used by them in a market-making transaction.

Goldman Sachs International

Prospectus Supplement dated          , 2006.

SPECIFIC TERMS OF THE SUBORDINATED NOTES

Please note that in this section entitled “Specific Terms of the Subordinated Notes”, references to “The Goldman Sachs Group, Inc.”, “we”, “our” and “us” mean only The Goldman Sachs Group, Inc. and do not include its consolidated subsidiaries. Also, in this section, references to “holders” mean The Depository Trust Company or its nominee and not indirect owners who own beneficial interests in subordinated notes through participants in The Depository Trust Company, Euroclear or Clearstream, Luxembourg, or in subordinated notes registered in street name. Please review the special considerations that apply to indirect owners in the accompanying prospectus, under “Legal Ownership and Book-Entry Issuance”.

The subordinated notes will be a separate series of subordinated debt securities issued under our subordinated debt indenture. This prospectus supplement summarizes specific financial and other terms that will apply to the subordinated notes; terms that apply generally to all of our debt securities are described in “Description of Debt Securities We May Offer” in the accompanying prospectus. The terms described here supplement those described in the accompanying prospectus and, if the terms described here are inconsistent with those described there, the terms described here are controlling.

Terms of the     % Subordinated Notes due 2021

The specific terms of this series of subordinated notes we are offering will be as follows:

•	Title of the subordinated notes: % Subordinated Notes due 2021

•	Issuer of the subordinated notes: The Goldman Sachs Group, Inc.

•	Total principal amount being issued: £

•	Initial public offering price: % of the principal amount

•	Underwriting discount: % of the principal amount

•	Issue date: , 2006

•	Due date for principal: , 2021

•	Interest rate: % annually

•	Date interest starts accruing: , 2006

•	Due dates for interest: every

•	First due date for interest: , 2007

•	Regular record dates for interest: every

•	Day count: actual/360

•	Denomination: £1,000 and integral multiples of £1,000

•	Specified Currency: Payments of interest and principal on the subordinated notes will be made in pounds sterling (“£”), except in limited circumstances as described in “Description of Debt Securities We May Offer — Payment Mechanics for Debt Securities” in the accompanying prospectus.

Depending on the investor’s functional currency, an investment in a non-U.S. dollar security may present currency related risks as described in “Considerations Relating to Securities Denominated or Payable in or Linked to a Non-U.S. Dollar Currency” in the accompanying prospectus.

•	Business Day: Any day that is not a Saturday or Sunday, and that is not a day on which banking institutions are generally authorized or obligated by law, regulation or executive order to close in The City of New York or London, and that is also a euro business day, as defined below. The term “euro business day” means any day on which the Trans-European Automated Real-Time Gross Settlement Express Transfer (TARGET) System, or any successor system, is open for business.

•	Defeasance: The subordinated notes are subject to defeasance and covenant defeasance by us.

•	Additional amounts: We intend to pay principal and interest without deducting U.S. withholding taxes. If we are required to deduct U.S. withholding taxes from payments to non-U.S. investors, however, we will pay additional amounts on those payments, but only to the extent described below under “— Payment of Additional Amounts”.

•	Redemption: We will have the option to redeem the subordinated notes, in whole or in part, at any time, at a redemption price equal to the greater of (1) 100% of the principal amount of the subordinated notes to be redeemed or (2) as determined by the quotation agent described below under “— When We Can Redeem the Subordinated Notes”, the sum of the present values of the remaining scheduled payments of principal and interest on the subordinated notes to be redeemed, not including any portion of these payments of interest accrued as of the date on which the subordinated notes are to be redeemed, discounted to the date on which the subordinated notes are to be redeemed, assuming a 360-day year, at the adjusted treasury rate described below under “— When We Can Redeem the Subordinated Notes” plus basis points, plus, in each case, accrued interest on the subordinated notes to be redeemed to the date on which the subordinated notes are to be redeemed.

•	Tax Redemption: We will have the option to redeem the subordinated notes before they mature if we become obligated to pay additional amounts on the subordinated notes because of changes in U.S. withholding tax requirements as described below under “— When We Can Redeem the Subordinated Notes”.

•	Repayment at option of holder: none

•	Subordination: The subordinated notes will be junior in right of payment to all of our senior indebtedness. This means, among other things, that we will not be permitted to pay interest, principal or any other amount on the subordinated notes (including upon redemption) if a default under our senior indebtedness has occurred and is continuing, until all the amounts owing on our senior indebtedness have been paid in full. As of August 25, 2006, we had outstanding, including accrued interest, approximately $176 billion of senior indebtedness. Our subordinated debt indenture does not limit the amount of additional senior indebtedness we may incur. For a description of our senior indebtedness and the restrictions on our ability to make payments on the subordinated notes, see “Description of Debt Securities We May Offer — Subordination Provisions” in the accompanying prospectus.

We have issued other series of subordinated debt securities in the past and may do so in the future. Those other series are not subordinated in right of payment to the subordinated notes.

•	Limited Events of Default; No Acceleration: The events of default under the subordinated notes will be limited to our filing for bankruptcy or the occurrence of other events of bankruptcy, insolvency or reorganization relating to The Goldman Sachs Group, Inc. The payment of principal of the subordinated notes may be accelerated only in certain events involving our bankruptcy, insolvency or reorganization (but not the bankruptcy, insolvency or reorganization of any of our subsidiaries) under Chapters 7 (liquidation) and 11 (reorganization) of the U.S. Bankruptcy Code. There will be no right of acceleration of the payment of principal of the subordinated notes upon a default in the payment of principal, interest or any other amount (including upon redemption) on the subordinated notes or in the performance of any of our covenants or agreements contained in the subordinated notes or in our subordinated debt indenture. No such payment or performance default will result in an event of default under the subordinated notes or permit any holders or the trustee to take action to enforce the subordinated notes or the subordinated debt indenture, except that a holder will be entitled at any time to bring a lawsuit for the payment of money due on the subordinated notes of such holder. The foregoing supersedes the information in “Description of Debt Securities We May Offer — Default, Remedies and Waiver of Default” in the accompanying prospectus.

•	Exchange rate agent: Holders will not be entitled to receive payments on the subordinated notes in any currency other than pounds sterling, except that, if pounds sterling are unavailable for a payment due to circumstances beyond our control, such as the imposition of exchange controls or a disruption in the currency markets, we will be entitled to satisfy our obligation to make the payment in pounds sterling by making the payment in U.S. dollars, on the basis of the exchange rate determined by Goldman Sachs International, as exchange rate agent, in its discretion. We may change the exchange rate agent from time to time after the original issue date of the subordinated notes without your consent and without notifying you of the change. See “Description of Debt Securities We May Offer — Payment Mechanics for Debt Securities — How We Will Make Payments Due in Other Currencies” in the accompanying prospectus.

•	Listing: Application is being made to list the subordinated notes on the Regulated Market of the Luxembourg Stock Exchange, although we are not required to maintain the listing and may terminate the listing upon certain events. See “Underwriting” on page S-12 for additional information.

Additional Information About the Subordinated Notes

Book-Entry System

We will issue the subordinated notes as global notes registered in the name of a nominee of a common depositary for Clearstream Banking, société anonyme (Clearstream, Luxembourg), and Euroclear Bank S.A./N.V., as operator of the Euroclear system (Euroclear). Investors may hold book-entry interests in a global note through organizations that participate, directly or indirectly, in the Clearstream, Luxembourg and Euroclear systems. Book-entry interests in the subordinated notes and all transfers relating to the subordinated notes will be reflected in the book-entry records of Euroclear and Clearstream, Luxembourg. The initial common depositary for Clearstream, Luxembourg and Euroclear will be The Bank of New York, and The Depository Trust Company will not be the depositary for the subordinated notes. For the purposes of the subordinated notes, references to the “depositary” in this prospectus supplement and the accompanying prospectus mean the common depositary or such other entity that is the registered holder of the subordinated notes on behalf of Clearstream, Luxembourg or Euroclear or their successors.

The distribution of the subordinated notes will be cleared through Clearstream, Luxembourg and Euroclear. Any secondary market trading of book-entry interests in the subordinated notes will take place through Euroclear and Clearstream, Luxembourg participants and will settle in same-day funds. Owners of book-entry interests in the subordinated notes will receive payments relating to their subordinated notes in pounds sterling.

Clearstream, Luxembourg and Euroclear have established electronic securities and payment transfer, processing, depositary and custodial links among themselves and others, either directly or through custodians and depositaries. These links allow securities to be issued, held and transferred among the clearing systems without the physical transfer of certificates. Special procedures to facilitate clearance and settlement have been established among these clearing systems to trade securities across borders in the secondary market.

The policies of Clearstream, Luxembourg and Euroclear will govern payments, transfers, exchanges and other matters relating to the investor’s interest in securities held by them. We have no responsibility for any aspect of the records kept by Clearstream, Luxembourg or Euroclear or any of their direct or indirect participants. We also do not supervise these systems in any way.

Clearstream, Luxembourg and Euroclear and their participants perform these clearance and settlement functions under agreements they have made with one another or with their customers. You should be aware that they are not obligated to perform or continue to perform these procedures and may modify or discontinue them at any time.

Except as provided below, owners of beneficial interests in the subordinated notes will not be entitled to have the subordinated notes registered in their names, will not be entitled to receive physical delivery of the subordinated notes in definitive form and will not be considered the owners or holders of the subordinated notes under the indenture governing the subordinated notes, including for purposes of receiving any reports delivered by us or the trustee pursuant to the subordinated debt indenture. Accordingly, each person owning a beneficial interest in a subordinated note must rely on the procedures of the depositary and, if such person is not a participant, on the procedures of the participant through which such person owns its interest, in order to exercise any rights of a holder of subordinated notes.

In addition, Clearstream, Luxembourg or Euroclear may not be open for business on days when banks, brokers and other institutions are open for business in the United States. Because of time-zone differences, owners of beneficial interests in the subordinated notes who wish to transfer interests in their subordinated notes, or to make or receive a payment or delivery of the subordinated notes, on a particular day, may find that the transactions will not be performed until the next business day.

Certificated Notes

We will issue subordinated notes to you or your nominees, in fully certificated registered form, only if (1) we advise the trustee in writing that Clearstream, Luxembourg or Euroclear are no longer willing or able to discharge their responsibilities properly, and the trustee or we are unable to locate a qualified successor within 60 days; (2) an event of default with respect to the subordinated notes has occurred and is continuing under the subordinated debt indenture; or (3) we, at our option, elect to terminate the book-entry system. If any of the three above events occurs, the trustee will reissue the subordinated notes in fully certificated, registered form and will recognize the registered holders of the certificated subordinated notes as holders under the subordinated debt indenture.

In the event individual certificates for the subordinated notes are issued, the holders of such subordinated notes will be able to receive payment on the subordinated notes, effect transfers and exchanges of the notes and replace lost, stolen, destroyed or mutilated subordinated notes at the offices of the Luxembourg paying and transfer agent. We have appointed Dexia Banque Internationale à Luxembourg, société anonyme as paying and transfer agent in Luxembourg with respect to the subordinated notes in individual certificated form, and as long as the subordinated notes are listed on the Luxembourg Stock Exchange, we will maintain a payment and transfer agent in Luxembourg. If we add, replace or terminate a paying and transfer agent or trustee, we will give notice in the manner described below under “— Notices”.

Unless and until we issue the subordinated notes in fully certificated, registered form, (1) you will not be entitled to receive a certificate representing your interest in the subordinated notes; (2) all references in this prospectus supplement or in the accompanying prospectus to actions by holders will refer to actions taken by the depositary, which may act upon instructions from direct participants in Clearstream, Luxembourg or Euroclear; and (3) all references in this prospectus supplement or the accompanying prospectus to payments and notices to holders will refer to payments and notices to the depositary, as the registered holder of the subordinated notes, which may distribute them to you in accordance with its policies and procedures.

Notices

The trustee will mail notices by first class mail, postage prepaid, to each holder’s last known address as it appears in the security register that the trustee maintains. The trustee will only mail these notices to the registered holder of the subordinated notes, unless we reissue the subordinated notes to you or your nominees in fully certificated form.

In addition, as long as any subordinated notes are listed on the Luxembourg Stock Exchange and its rules require, notices to holders of registered notes will be given by publication in a daily newspaper of general circulation in Luxembourg, which we expect to be the d’Wort, or on the website of the Luxembourg Stock Exchange at http://www.bourse.lu. The term “daily newspaper” means a newspaper that is published on each day, other than a Saturday, Sunday or holiday, in Luxembourg or, when applicable, elsewhere in Western Europe. A notice will be considered received on the date it is first published. If notice cannot be given as described in this paragraph because the publication of any newspaper is suspended or it is otherwise impractical to publish the notice, then notice will be given in another form. The alternate form of notice will be sufficient notice to each holder. Notices to be given to holders of subordinated notes in registered form will be sent by mail to the respective addresses of the holders as they appear in the security register and will be deemed delivered when mailed. Neither the failure to give notice to a particular holder, nor any defect in a notice given to a particular holder, will affect the sufficiency of any notice given to another holder.

Payment of Additional Amounts

We intend to make all payments on the subordinated notes without deducting U.S. withholding taxes. If we are required by law to deduct such taxes on payments to non-U.S. investors, however, we will pay additional amounts on those payments to the extent described in this subsection.

We will pay additional amounts on a subordinated note only if the beneficial owner of the subordinated note is a United States alien. The term “United States alien” means any person who, for U.S. federal income tax purposes, is:

•	a nonresident alien individual;

•	a foreign corporation;

•	a foreign partnership one or more of the members of which is, for U.S. federal income tax purposes, a foreign corporation, a nonresident alien individual or a nonresident alien fiduciary of a foreign estate or trust; or

•	a nonresident alien fiduciary of an estate or trust that is not subject to U.S. federal income tax on a net income basis on income or gain from a note.

If the beneficial owner of a subordinated note is a United States alien, we will pay all additional amounts that may be necessary so that every net payment of interest or principal on that subordinated note will not be less than the amount provided for in that subordinated note. By net payment we mean the amount we or our paying agent pays after deducting or withholding an amount for or on account of any present or future tax, assessment or other governmental charge imposed with respect to that payment by a U.S. taxing authority. When we refer to a “U.S. taxing authority” in the discussion of additional amounts below and in the discussion of redemption for tax reasons below, we mean the United States of America or any state, other jurisdiction or taxing authority in the United States. When we refer to the “United States”, we mean the United States of America, including the states and the District of Columbia, together with the territories, possessions and all other areas subject to the jurisdiction of the United States of America.

Our obligation to pay additional amounts is subject to several important exceptions, however. We will not pay additional amounts for or on account of any of the following:

•	any tax, assessment or other governmental charge imposed solely because at any time there is or was a connection between the beneficial owner — or between a fiduciary, settlor, beneficiary or member of the beneficial owner, if the beneficial owner is an estate, trust or partnership — and the United States (other than the mere receipt of a payment or the ownership or holding of a subordinated note), including because the beneficial owner — or the fiduciary, settlor, beneficiary or member — at any time, for U.S. federal income tax purposes:

—	is or was a citizen or resident or is or was treated as a resident of the United States;

—	is or was present in the United States;

—	is or was engaged in a trade or business in the United States;

—	has or had a permanent establishment in the United States;

—	is or was a domestic or foreign personal holding company, a passive foreign investment company or a controlled foreign corporation;

—	is or was a corporation that accumulates earnings to avoid U.S. federal income tax; or

—	is or was a “ten percent shareholder” of The Goldman Sachs Group, Inc.;

•	any tax, assessment or other governmental charge imposed solely because of a change in applicable law or regulation, or in any official interpretation or application of applicable law or regulation, that becomes effective more than 15 days after the day on which the payment becomes due or is duly provided for, whichever occurs later;

•	any estate, inheritance, gift, sales, excise, transfer, wealth or personal property tax, or any similar tax, assessment or other governmental charge;

•	any tax, assessment or other governmental charge imposed solely because the beneficial owner or any other person fails to comply with any certification, identification or other reporting requirement concerning the nationality, residence, identity or connection with the United States of the holder or any beneficial owner of the subordinated note, if compliance is required by statute, by regulation of the U.S. Treasury department or by an applicable income tax treaty to which the United States is a party, as a precondition to exemption from the tax, assessment or other governmental charge;

•	any tax, assessment or other governmental charge that can be paid other than by deduction or withholding from a payment on the subordinated notes;

•	any tax, assessment or other governmental charge imposed solely because the payment is to be made by a particular paying agent (which term may include us) and would not be imposed if made by another paying agent;

•	where such withholding or deduction is imposed on a payment to an individual and is required to be made pursuant to any European Union Directive on the taxation of savings or any law implementing or complying with, or introduced in order to conform to, such Directive;

•	by or on behalf of a holder who would be able to avoid withholding or deduction by presenting the note to another paying agent in a Member State of the European Union; or

•	any combination of the taxes, assessments or other governmental charges described above.

In addition, we will not pay additional amounts with respect to any payment of principal or interest to any United States alien who is a fiduciary or a partnership, or who is not the sole beneficial owner of the payment, to the extent that we would not have to pay additional amounts to any beneficiary or settlor of the fiduciary or any member of the partnership, or to any beneficial owner of the payment, if that person or entity were treated as the beneficial owner of the subordinated note for this purpose.

When we refer to any payment of interest or principal on a subordinated note, this includes any additional amount that may be payable as described above in respect of that payment.

When We Can Redeem the Subordinated Notes

We will not be permitted to redeem the subordinated notes before their stated maturity, except as described below. The subordinated notes will not be entitled to the benefit of any sinking fund — that is, we will not deposit money on a regular basis into any separate custodial account to repay your subordinated note. In addition, you will not be entitled to require us to buy your subordinated note from you before its stated maturity.

Optional Redemption

We will have the option to redeem the subordinated notes, in whole or in part, at our option at any time, at a redemption price equal to the greater of (1) 100% of the principal amount of the subordinated notes to be redeemed or (2) as determined by the quotation agent described below, the sum of the present values of the remaining scheduled payments of principal and interest on the subordinated notes to be redeemed, not including any portion of these payments of interest accrued as of the date on which the subordinated notes are to be redeemed, discounted to the date on which the subordinated notes are to be redeemed, assuming a 360-day year, at the adjusted treasury rate described below plus   basis points, plus, in each case, accrued interest on the subordinated notes to be redeemed to the date on which the subordinated notes are to be redeemed.

We will utilize the following procedures to calculate the adjusted treasury rate. We will appoint Goldman, Sachs & Co. or its successor and two or more other primary U.S. Government securities dealers in New York City as reference dealers, and we will appoint Goldman, Sachs & Co. or its successor to act as our quotation agent. If Goldman, Sachs & Co. or its successor is no longer a primary U.S. Government securities dealer, we will substitute another primary U.S. Government securities dealer in its place as a reference dealer.

The quotation agent will select a United States Treasury security which has a maturity comparable to the remaining maturity of our subordinated notes which would be used in accordance with customary financial practice to price new issues of corporate debt securities with a maturity comparable to the remaining maturity of our subordinated notes. The reference dealers will provide us and the trustee with the bid and asked prices for that comparable United States Treasury security as of 5:00 p.m. on the third business day before the redemption date. We will calculate the average of the bid and asked prices provided by each reference dealer, eliminate the highest and the lowest reference dealer quotations and then calculate the average of the remaining reference dealer quotations. However, if we obtain fewer than three reference dealer quotations, we will calculate the average of all the reference dealer quotations and not eliminate any quotations. We call this average quotation the comparable treasury price. The adjusted treasury rate will be the equivalent yield to maturity of a security whose price, expressed as a percentage of its principal amount, is equal to the comparable treasury price.

Tax Redemption

We will be entitled, at our option, to redeem the outstanding subordinated notes, in whole and not in part, if at any time we become obligated to pay additional amounts on any of those subordinated notes on the next interest payment date, but only if our obligation results from a change in the laws or regulations of any U.S. taxing authority, or from a change in any official interpretation or application of those laws or regulations, that becomes effective or is announced on or after          , 2006. If we redeem any subordinated notes, we will do so at a redemption price equal to 100% of the principal amount of the subordinated notes redeemed, plus accrued interest to the redemption date.

Redemption Procedures

If we become entitled to redeem the subordinated notes in any of the above situations, we may do so at any time on a redemption date of our choice. However, we must give the holders of the subordinated notes being redeemed notice of the redemption not less than 30 days or more than 60 days before the redemption date and not more than 90 days before the next date on which we would be obligated to pay additional amounts. In addition, our obligation to pay additional amounts must remain in effect when we give the notice of redemption. We will give the notice in the manner described under “Description of Debt Securities We May Offer — Notices” in the accompanying prospectus.

We or our affiliates may purchase subordinated notes from investors who are willing to sell from time to time, either in the open market at prevailing prices or in private transactions at negotiated prices. For example, we currently expect Goldman, Sachs & Co. and Goldman Sachs International to make a market in the subordinated notes by purchasing and reselling subordinated notes from time to time. Subordinated notes that we or our affiliates purchase may, at our or their discretion, be held, resold or cancelled.

EMPLOYEE RETIREMENT INCOME SECURITY ACT

This section is only relevant to you if you are an insurance company or the fiduciary of a pension plan or an employee benefit plan (including a governmental plan, an IRA or a Keogh plan) proposing to invest in the subordinated notes.

The U.S. Employee Retirement Income Security Act of 1974, as amended (“ERISA”) and the U.S. Internal Revenue Code of 1986, as amended (the “Code”), prohibit certain transactions (“prohibited transactions”) involving the assets of an employee benefit plan that is subject to the fiduciary responsibility provisions of ERISA or Section 4975 of the Code (including individual retirement accounts and other plans described in Section 4975(e)(1) of the Code (a “Plan”) and certain persons who are “parties in interest” (within the meaning of ERISA) or “disqualified persons” (within the meaning of the Code) with respect to the plan; governmental plans may be subject to similar prohibitions unless an exemption is available to the transaction.

The Goldman Sachs Group, Inc. and certain of its affiliates each may be considered a “party in interest” or a “disqualified person” with respect to many employee benefit plans, and, accordingly, prohibited transactions may arise if the subordinated notes are acquired by a Plan unless those subordinated notes are acquired and held pursuant to an available exemption. In general, available exemptions are: transactions effected on behalf of that Plan by a “qualified professional asset manager” (prohibited transaction exemption 84-14) or an “in-house asset manager” (prohibited transaction exemption 96-23), transactions involving insurance company general accounts (prohibited transaction exemption 95-60), transactions involving insurance company pooled separate accounts (prohibited transaction exemption 90-1), transactions involving bank collective investment funds (prohibited transaction exemption 91-38), and transactions with service providers under an exemption in Section 408(b)(17) of ERISA and Section 4975(d)(20) of the Code where the Plan receives no less nor pays no more than “adequate consideration” (within the meaning of Section 408(b)(17) of ERISA and Section 4975(f)(10) of the Code). The assets of a Plan may include assets held in the general account of an insurance company that are deemed to be “plan assets” under ERISA. The assets of a Plan may include assets held in the general account of an insurance company that are deemed to be “plan assets” under ERISA. The person making the decision on behalf of a Plan or a governmental plan shall be deemed, on behalf of itself and the Plan, by purchasing and holding the subordinated notes, or exercising any rights related thereto, to represent that (a) the Plan will receive no less and pay no more than “adequate consideration” (within the meaning of Section 408(b)(17) of ERISA and Section 4975(f)(10) of the Code) in connection with the purchase and holding of the subordinated notes, (b) none of the purchase, holding or disposition of the subordinated notes or the exercise of any rights related to the subordinated notes will result in a non-exempt prohibited transaction under ERISA or the Internal Revenue Code (or, with respect to a governmental plan, under any similar applicable law or regulation), and (c) neither The Goldman Sachs Group, Inc. nor any of its affiliates is a “fiduciary” (within the meaning of Section 3(21) of ERISA) with respect to the purchaser or holder in connection with such person’s acquisition, disposition or holding of the notes, or as a result of any exercise by The Goldman Sachs Group, Inc. or any of its affiliates of any rights in connection with the subordinated notes, and no advice provided by The Goldman Sachs Group, Inc. or any of its affiliates has formed a primary basis for any investment decision by or on behalf of such purchaser or holder in connection with the subordinated notes and the transactions contemplated with respect to the subordinated notes.

If you are an insurance company or the fiduciary of a pension plan or an employee benefit plan, and propose to invest in the subordinated notes, you should consult your legal counsel.

VALIDITY OF THE SUBORDINATED NOTES

The validity of the subordinated notes will be passed upon for the underwriters by Sullivan & Cromwell LLP, New York, New York. Sullivan & Cromwell LLP has in the past represented and continues to represent Goldman Sachs on a regular basis and in a variety of matters, including offerings of our common stock, preferred stock and debt securities. Sullivan & Cromwell LLP also performed services for The Goldman Sachs Group, Inc. in connection with the offering of the subordinated notes described in this prospectus supplement.

EXPERTS

The financial statements, financial statement schedule, and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) of Goldman Sachs incorporated herein by reference to the Annual Report on Form 10-K for the fiscal year ended November 25, 2005 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The historical income statement, balance sheet and common share data set forth in “Selected Financial Data” for each of the five fiscal years in the period ended November 25, 2005 incorporated by reference in this prospectus supplement have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

With respect to the unaudited condensed consolidated financial statements of Goldman Sachs as of and for the three months ended February 24, 2006 and for the three months ended February 25, 2005 incorporated by reference in this prospectus supplement, and the unaudited consolidated financial statements of Goldman Sachs as of and for the three and six months ended May 26, 2006 and for the three and six months ended May 27, 2005 incorporated by reference in this prospectus supplement, PricewaterhouseCoopers LLP reported that they have applied limited procedures in accordance with professional standards for a review of such information. However, their separate reports dated March 30, 2006 and June 29, 2006 incorporated by reference herein state that they did not audit and they do not express an opinion on the unaudited condensed consolidated financial statements. Accordingly, the degree of reliance on their reports on such information should be restricted in light of the limited nature of the review procedures applied. PricewaterhouseCoopers LLP is not subject to the liability provisions of Section 11 of the Securities Act of 1933 for their reports on the unaudited condensed consolidated financial statements because the reports are not “reports” or a “part” of the registration statements prepared or certified by PricewaterhouseCoopers LLP within the meaning of Sections 7 and 11 of the Securities Act of 1933.

UNDERWRITING

The Goldman Sachs Group, Inc. and the underwriters for the offering named below have entered into an underwriting agreement with respect to the subordinated notes. Subject to certain conditions, each underwriter has severally agreed to purchase the principal amount of subordinated notes indicated in the following table:

Principal Amount
of Subordinated
Underwriters	Notes

Goldman Sachs International	£

Total	£

The subordinated notes sold by the underwriters to the public will initially be offered at the applicable initial public offering price set forth on the cover of this prospectus supplement. Any subordinated notes sold by the underwriters to securities dealers may be sold at a discount from the initial public offering price of up to     % of the principal amount of the subordinated notes. Any such securities dealers may resell any subordinated notes purchased from the underwriters to certain other brokers or dealers at a discount from the initial public offering price of up to     % of the principal amount of the subordinated notes. If all the subordinated notes are not sold at the initial public offering price, the underwriters may change the initial public offering price and the other selling terms.

The underwriters intend to offer the subordinated notes for sale primarily in Europe. Goldman Sachs International, acting through Goldman, Sachs & Co., as its U.S. selling agent, and the other underwriters, acting through their respective U.S. affiliates or other U.S. broker dealers, may also offer the subordinated notes for sale in the United States.

The subordinated notes are a new issue of securities with no established trading market. The Goldman Sachs Group, Inc. has been advised by Goldman, Sachs & Co. and Goldman Sachs International that Goldman, Sachs & Co. and Goldman Sachs International intend to make a market in the subordinated notes. Other affiliates of The Goldman Sachs Group, Inc. may also do so. Neither Goldman, Sachs & Co., Goldman Sachs International nor any other affiliate, however, is obligated to do so and any of them may discontinue market-making at any time without notice. No assurance can be given as to the liquidity or the trading market for the subordinated notes.

Please note that the information about the original issue date, original issue price and net proceeds to The Goldman Sachs Group, Inc. on the front cover page relates only to the initial sale of the subordinated notes. If you have purchased a subordinated note in a market-making transaction after the initial sale, information about the price and date of sale to you will be provided in a separate confirmation of sale.

None of the named underwriters is permitted to sell subordinated notes in this offering to an account over which it exercises discretionary authority without the prior written approval of the customer to which the account relates.

This Prospectus Supplement may be used by U.S. affiliates of the underwriters and other U.S. broker-dealers in connection with offers and sales of subordinated notes to persons located in the United States. These offers and sales may involve subordinated notes initially sold in this offering outside the United States.

The Goldman Sachs Group, Inc. has applied to list these subordinated notes on the Luxembourg Stock Exchange in accordance with the rules thereof but cannot assure you that these subordinated notes will be approved for listing.

Directive 2004/109/EC, commonly referred to as the Transparency Directive, must be implemented by the European member states by January 20, 2007. Certain recent interpretations of the Transparency Directive by the Committee of European Securities Regulators, commonly referred to as CESR, have raised the concern that the Transparency Directive may be implemented in a manner which we believe could be unduly burdensome for U.S. companies, such as us. CESR’s preliminary advice on possible implementing measures defines “equivalent” reporting and disclosure standards in a specific form that differs significantly in certain respects from our U.S. periodic reporting standards. Furthermore, we may be required after January 1, 2007 to prepare our financial statements in accordance with International Financial Reporting Standards. We are under no obligation to maintain the listing of the subordinated notes on a regulated market in the European Union, and holders should be aware that, in circumstances where a listing on the Luxembourg Stock Exchange’s regulated market would require preparation of periodic reports in accordance with standards other than U.S. periodic reporting standards or financial statements in accordance with standards other than U.S. Generally Accepted Accounting Principles, or in any other circumstances where the Transparency Directive is implemented in a manner that, in our opinion, is unduly burdensome for us, the subordinated notes may be delisted from the Luxembourg Stock Exchange’s regulated market. We may, but are not obligated to, seek an alternative listing for the subordinated notes on an unregulated market or on a stock exchange outside the European Union. However, if such alternative listing is not available or is, in our opinion, unduly burdensome, an alternative listing for the subordinated notes may not be obtained.

Each underwriter has represented and agreed that it will not offer or sell the subordinated notes in the United States or to United States persons if such offers or sales are made by or through the National Association of Securities Dealers, Inc. (the “NASD”) member broker-dealers registered with the U.S. Securities and Exchange Commission.

Each underwriter has represented and agreed that:

•	it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000 (the “FSMA”)) received by it in connection with the issue or sale of the subordinated notes in circumstances in which Section 21(1) of the FSMA does not apply to The Goldman Sachs Group, Inc.; and

•	it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the subordinated notes in, from or otherwise involving the United Kingdom.

In relation to each Member State of the European Economic Area (Iceland, Norway and Liechtenstein in addition to the member states of the European Union) which has implemented the Prospectus Directive (each, a “Relevant Member State”), each underwriter has represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the “Relevant Implementation Date”) it has not made and will not make an offer of subordinated notes to the public in that Relevant Member State prior to the publication of a prospectus in relation to the subordinated notes which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive, except that it may, with effect from and including the Relevant Implementation Date, make an offer of subordinated notes to the public in that Relevant Member State at any time:

•	to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

•	to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts; or

•	in any other circumstances which do not require the publication by The Goldman Sachs Group, Inc. of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this section, the expression an “offer of subordinated notes to the public” in relation to any subordinated notes in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the subordinated notes to be offered so as to enable an investor to decide to purchase or subscribe the subordinated notes, as the same may be varied in that Relevant Member State by any measure implementing the Prospectus Directive in that Relevant Member State and the expression “Prospectus Directive” means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

The subordinated notes may not be offered or sold by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong), or (ii) to “professional investors” within the meaning of the Securities and Future Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong), and no advertisement, invitation or document relating to the subordinated notes may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or ready by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to subordinated notes which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

This prospectus supplement has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement and any other document or material in connection with the offer or sale, or invitation or subscription or purchase, of the subordinated notes may not be circulated or distributed, nor may the subordinated notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA. Where the subordinated notes are subscribed or purchased under Section 275 by a relevant person which is: (a) a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest in that trust shall not be transferable for 6 months after that corporation or that trust has acquired the subordinated notes under Section 275 except: (1) to an institutional investor under Section 274 for the SFA or to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA; (2) where no consideration is given for the transfer; or (3) by operation of law.

The subordinated notes have not been and will not be registered under the Securities and Exchange Law of Japan (the Securities and Exchange Law) and each underwriter has agreed that it will not offer or sell any subordinated notes, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Securities and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

Each underwriter has represented and agreed that, the offering of the subordinated notes has not been cleared by CONSOB (the Italian Securities Exchange Commission) pursuant to Italian securities legislation and, accordingly, no subordinated notes may be offered, sold or delivered, nor may copies of the prospectus supplement or the accompanying prospectus or any other document relating to the subordinated notes be distributed in the Republic of Italy, except (i) to professional investors (operatori qualificati), as defined in Article 31, second paragraph, of CONSOB Regulation No. 11522 of 1 July 1998, as amended, or (ii) in circumstances which are exempted from the Rules on Solicitation of Investments pursuant to Article 100 of Legislative Decree No. 58 of 24 February 1998 (the Financial Services Act) and Article 33, first paragraph, of CONSOB Regulation No. 11971 of 14 May 1999, as amended.

Any offer, sale or delivery of the subordinated notes or distribution of copies of the prospectus supplement or the accompanying prospectus or any other document relating to the subordinated notes in the Republic of Italy under (i) or (ii) in the preceding paragraph must be: (a) made by an investment firm, bank or financial intermediary permitted to conduct such activities in the Republic of Italy in accordance with the Financial Services Act and Legislative Decree No. 385 of 1 September 1993 (the Banking Act), (b) in compliance with Article 129 of the Banking Act and the implementing guidelines of the Bank of Italy, as amended from time to time, pursuant to which the issue or the offer of securities in the Republic of Italy may need to be preceded and followed by an appropriate notice to be filed with the Bank of Italy depending on, among other things, the aggregate value of the securities issued or offered in the Republic of Italy and their characteristics and (c) in compliance with any other applicable laws and regulations. Insofar as the requirements above are based on laws that are superseded at any time pursuant to the Prospectus Directive, those requirements will be replaced by the applicable requirements under the Prospectus Directive or the relevant implementing laws.

The Goldman Sachs Group, Inc. estimates that its share of the total offering expenses, excluding underwriting discounts and commissions, whether paid to Goldman Sachs International or any other underwriter, will be approximately $          .

The Goldman Sachs Group, Inc. has agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act of 1933.

Certain of the underwriters and their affiliates have in the past provided, and may in the future from time to time provide, investment banking and general financing and banking services to The Goldman Sachs Group, Inc. and its affiliates, for which they have in the past received, and may in the future receive, customary fees. The Goldman Sachs Group, Inc. and its affiliates have in the past provided, and may in the future from time to time provide, similar services to the underwriters and their affiliates on customary terms and for customary fees.

PRINCIPAL EXECUTIVE OFFICE OF THE ISSUER

The Goldman Sachs Group, Inc.
85 Broad Street
New York, New York 10004
United States of America

TRUSTEE, REGISTRAR, TRANSFER AGENT,
PRINCIPAL PAYING AGENT AND CALCULATION AGENT

The Bank of New York
101 Barclay Street
New York, New York 10286
United States of America

LISTING AGENT, PAYING AGENT AND TRANSFER AGENT IN LUXEMBOURG

Dexia Banque Internationale à Luxembourg
69, route d’Esch
L-1470 Luxembourg
Luxembourg

LEGAL ADVISORS

To the Issuer as to U.S. law	To the Underwriters as to U.S. law

Associate General Counsel The Goldman Sachs Group, Inc. 85 Broad Street New York, New York 10004 United States of America	Sullivan & Cromwell LLP 125 Broad Street New York, New York 10004 United States of America

AUDITORS TO
THE ISSUER

PricewaterhouseCoopers LLP
300 Madison Avenue
New York, New York 10017
United States of America

     No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell only the subordinated notes offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.

Prospectus Supplement

£

The Goldman Sachs
Group, Inc.

     % Subordinated Notes
due 2021

Goldman Sachs International